Exhibit 18.1
[KPMG LLP Letterhead]

March 7, 2019
United Natural Foods, Inc.
Providence, Rhode Island
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of United Natural Foods, Inc. (the Company) for the thirteen week period ended January 26, 2019, and have read the Company’s statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its method of inventory costing for certain product inventories to the Last-In First-Out (LIFO) accounting method from the First-In First-Out (FIFO) accounting method. The Company states that the newly adopted accounting principle is preferable in the circumstances because i) the method allows for better matching of costs and revenues as historical inflationary inventory acquisition prices are expected to continue in the future and the LIFO method uses the current acquisition cost to value cost of goods sold as inventory is sold and ii) the method allows for better comparability of the results of the Company’s operations with those of similar companies in its peer group. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to July 28, 2018, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,

/s/ KPMG LLP